UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 2, 2009

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Jazz Pharmaceuticals, Inc. (the (“Company”) did not make the approximately $4.5 million quarterly interest payment that was due on December 31, 2008 (the “December Interest Payment”) with respect to its $119 million principal amount of senior secured notes (the “Notes”) outstanding under the Senior Secured Note and Warrant Purchase Agreement among the Company, JPI Commercial, LLC, a wholly-owned subsidiary of the Company (“JPIC”), the other credit parties party thereto, the holders of the senior secured notes of JPIC (the “Purchasers”), and LB I Group Inc., as a Purchaser and as collateral agent (the “Collateral Agent”), dated as of March 14, 2008 (the “Loan Agreement”). The failure to pay the December Interest Payment constitutes an event of default under the Loan Agreement and permits the Purchasers holding at least 50% in principal amount of the Notes outstanding under the Loan Agreement (the “Majority Holders”) to accelerate payment of the Notes at their election. On January 8, 2009, the Company received a notice of default under the Loan Agreement; the Company has not received any acceleration notice from the Majority Holders. Interest will accrue from December 31, 2008 on the outstanding obligations under the Loan Agreement at the regular interest rate provided for pursuant to the Loan Agreement and the Notes, plus 2% as a result of the Company’s non-payment of the December Interest Payment. The Company had been working with Collateral Agent and the other Purchasers to resolve the matter prior to and since the date on which the December Interest Payment was due and will continue to seek to resolve the matter with the Collateral Agent and the Purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Carol A. Gamble
Carol A. Gamble
Senior Vice President, General Counsel and Corporate Secretary

Date: January 12, 2009